As filed with the Securities and Exchange Commission on January  , 2002

                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              --------------------

                          SVB FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                                 ---------------

          New Jersey                                        22-3438058
(State or other Jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)


                               70 East Main Street
                          Somerville, New Jersey 08876
               (Address, including zip code, including area code,
                  of registrant's principal executive offices)

                          SVB FINANCIAL SERVICES, INC.
                      2001 ADVISORY BOARD STOCK GRANT PLAN
                            (Full title of the plan)

                               Robert P. Corcoran
                      President and Chief Executive Officer
                               70 East Main Street
                          Somerville, New Jersey 08876
                                 (908) 541-9500
             (Name, Address, including zip code and telephone number
                   including area code, of agent for service)

                               -------------------

                                   Copies to:
                             Peter D. Hutcheon, Esq.
                        Norris, McLaughlin & Marcus, P.A.
                           A Professional Corporation
                                721 Route 202-206
                                  P.O. Box 1018
                           Somerville, N.J. 08876-1018
                                 (908) 722-0700

                                                     CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------

                                                                   Proposed        Proposed Maximum
                                                Amount             Maximum        Aggregate Offering       Amount of
           Title of Securities                   to be           Offering Price        Price (3)         Registration
             to be Registered                 Registered(1)      Per Share (2)                                Fees
---------------------------------------------------------------------------------------------------------------------
 Common Stock, $2.09 par value per Share      5,000 shares         $11.00           $55,000.00            $13.15

---------------------------------------------------------------------------------------------------------------------


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) Based upon the exercise price of all of the stock grants issued under the Plan.

(3) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the product resulting from multiplying 5,000, the number of shares registered by this Registration Statement by $[_.__] per share, the price as listed on the NASDAQ on the close of business January , 2002.

                                TABLE OF CONTENTS



Item 1.       Plan Information.............................................*

Item 3.       Registrant Information and Plan Annual Information...........*

Item 2A. Reoffer Prospectus  I-1

Item 3.       Incorporation of Documents by Reference...................II-1

Item 4.       Description of Securities.................................II-1

Item 5.       Interests of Named Experts and Counsel....................II-1

Item 6.       Indemnification of Directors and Officers.................II-1

Item 7.       Exemption from Registration Claimed.......................II-2

Item 8.       Exhibits       II-2

Item 9.       Undertakings   II-2



* Separately given to participants. Pursuant to the rules for filing a Registration Statement on Form S-8, such information is contained in a document which does not constitute a part of this Registration Statement but which shall, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, constitute a prospectus under Section 10(a) of the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

           Omitted.

Item 2.    Registrant Information and Plan Annual Information

           Omitted.

Item 2A.   Reoffer Prospectus


         A prospectus relating to the reoffer of control securities and restricted securities acquired by participants under the Plan follows below.

                               REOFFER PROSPECTUS
                               ------------------


                          5,000 Shares of Common Stock
                           (Par Value $2.09 per Share)



                          SVB FINANCIAL SERVICES, INC.



                               ------------------


               This prospectus has been prepared for use in connection with the proposed sales by the stockholders named herein (the "Selling Stockholders") of an aggregate of 5,000 shares of Common Stock (par value $2.09 per share) of SVB Financial Services, Inc. (the "Company") acquired by the Selling Stockholders pursuant to the Company's 2001 Advisory Board Stock Grant Plan.

               It is contemplated that offerings and/or sales by the Selling Stockholders will be made from time to time pursuant to this Registration Statement.



                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
              DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                               A CRIMINAL OFFENSE.











                 The date of this Prospectus is January , 2002.

                              AVAILABLE INFORMATION


               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois and 233 Broadway, New York, New York 10279. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

               The following documents are hereby incorporated herein by reference:

               (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000;

               (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001;

               (c) The description of the Company's Common Stock set forth under the heading "Description of Securities" in the prospectus contained in the Company's Registration Statement on Form SB-2 (File 333-2305) which became effective November 8, 1996, and in Exhibits 4.1, 4.2 and 4.3 which were filed with that registration statement; and

               (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 since the end of the fiscal year referred to in (a) above.

               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date hereof to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

               Copies of documents incorporated herein by reference may be obtained upon written or oral request without charge (other than exhibits thereto) from the headquarters office of the Company, SVB Financial Services, Inc., 70 East Main Street, Somerville, New Jersey 08876, telephone (908) 541-9500, Attn: Keith B. McCarthy, Chief Operating Officer and Treasurer.

                                   THE COMPANY

                SVB Financial Services, Inc. (the "Company") is a New Jersey corporation organized in 1996 for the purpose of acquiring and owning Somerset Valley Bank (the "Bank"), a New Jersey commercial Bank formed in 1990, in connection with the Bank's objective of adopting a holding company structure. The Company owns substantially all of the outstanding capital stock of the Bank, which is the Company's only bank subsidiary. The Bank is full service, community-oriented Bank which operates nine banking offices, seven in Somerset County and one in Monmouth County, New Jersey, and one in Middlesex County.

                The Bank is engaged in the financing of local businesses and industry, providing credit facilities and related services for smaller businesses, typically those with $1 million to $5 million in annual sales, in light manufacturing, wholesale and retail distribution, and service businesses. A wide range of commercial lending products is offered, including working capital lines of credit, U.S. Small Business Administration - backed loans, commercial and residential construction loans, term loans for fixed asset acquisitions, commercial mortgages and other asset-based financing. The Bank also provides personal consumer banking services, including checking and savings accounts, money-market accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and other second mortgage loans, home improvement loans, automobile loans, personal loans and overdraft lines.

                The Bank currently has 89 full time equivalent employees. Its principal executive offices are located at 70 East Main Street, Somerville, New Jersey 08876, telephone (908) 541-9500.

                              SELLING STOCKHOLDERS

                The table below sets forth the names of the Selling Stockholders, all of whom members of advisory boards of Somerset Valley Bank with addresses care of the Company at 70 East Main Street, Somerville New Jersey 08876. The shares that the Selling Stockholders may offer from time to time are shares granted to them by the Company pursuant to the Company's 2001 Advisory Board Stock Grant Plan (the "Plan"). The following table lists all persons holding awards, who, because of their position with the Company or amount of stock of the Company owned by them, may be deemed to be "affiliates" and persons who are nonaffiliates who have acquired shares under the Plan prior to the filing of the registration statement of which this prospectus is a part. The Selling Stockholders may from time to time offer all or part of the shares acquired by them or which may be granted to them in the future by the Company in any trading markets. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay any and all brokerage commissions charged to sellers in connection with such sales.

                Name                                No. of Shares
                ----                                -------------
                Fred DeCicco                              25
                Bruce Hartzog                             25
                John Gluch                                50
                Oscar Gonzalez                            25
                Ed Komoroski                              50
                Steve Selody                              50
                Thomas Trojanowski                        50
                Michael Vernoia, Jr.                      25
                Michael Avolio                            50
                George Christiansen, Jr.                  50
                Elaine DeMilia                            25
                Walter J. Dietz, III                      50
                Vincent P. Lipani                         25
                Daniel G. Marulli                         50
                John Mondoro                              25
                Dan Pullen                                50
                Harry Smith                               50
                Kevin Sweeney                             25
                Frank N. Yurasko                          50
                Michael Cohen                             50
                James M. Ferrano                          75
                Robert T. Kee, Jr.                        50

                Name                                No. of Shares
                ----                                -------------

                Walter E. Newman                          75
                Joseph Rettagliata                        75
                Martha A. Suhayda-Vogt                    50




                                  LEGAL MATTERS

                The legality of the shares of Common Stock being offered hereby will be passed upon by Norris, McLaughlin & Marcus, P.A., 721 Route 202-206, P.O. Box 1018, Somerville, New Jersey 08876-1018.

                            EXPERTS AND MISCELLANEOUS

                Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000 appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, which are incorporated by reference in this Reoffer Prospectus or in the Registration Statement of which this Reoffer Prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, whose report is incorporated by such reference in the Prospectus and given upon their authority as experts in accounting and auditing.

               The Common stock of the Company, including the shares offered hereby, is designated for quotation on the Nasdaq Stock Market, Inc. National Market System under the symbol: SVBF.

                                 USE OF PROCEEDS

                The Company will not receive any proceeds from the reoffer and resale of securities by the Selling Stockholders hereunder.

                                 INDEMNIFICATION

                The Certificate of Incorporation and the By-Laws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; and with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. They further provide that the Company shall indemnify each such officer and director in any derivative action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or its shareholders; except that no indemnification shall be made in respect to any such derivative action, suit or proceeding as to which he shall have been adjudged to be liable for gross negligence or misconduct in the performance of his duties to the Company (unless and only to the extent that the court in which such action or suit is brought shall determine, upon application, that, despite the adjudication of liability, but in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper).

                The Certificate of Incorporation and the By-Laws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

                All expenses and liabilities incurred by the Board of Directors in the administration of the Plan shall be borne by the Company. The Board of Directors may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Board of Directors shall be liable for any action, determination or interpretation taken or made in good faith with respect to the Plan or any award granted hereunder.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

                The following documents filed by SVB Financial Services, Inc. (the "Company") with the Commission are also incorporated herein by reference:

               (a) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001;

               (b) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000; and

               (c) The description of the Company's Common Stock set forth under the heading "Description of Securities" in the prospectus contained in the Company's Registration Statement on Form SB-2 (File 333-2305) which became effective November 8, 1996, and in Exhibits 4.1, 4.2 and 4.3 which were filed with that registration statement;

               In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

               Not applicable.

Item 5. Interests of Named Experts and Counsel

               Not applicable.

Item 6. Indemnification of Directors and Officers

                             Section 14A:3-5 of the New Jersey Business
Corporation Act (the "NJBCA") gives the Company power to indemnify each of its directors and officers against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been a director or officer if (a) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and (b) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the Company, there shall be no indemnification in respect of any liabilities or expenses if the officer or director shall have been adjudged liable to the Company unless the court in such proceeding determines he is entitled to indemnity for such liabilities and/or expenses. Furthermore, no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts or omissions (a) were in breach of his duty of loyalty to the Company and its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit. The NJBCA defines an act or omission in breach of a person's duty of loyalty as an act or omission which that person knows or believes to be contrary to the best interests of the Company or its stockholders in connection with a matter in which he has a material conflict of interest. If a director or officer is successful in a proceeding, the statute mandates that the Company indemnify him against expenses.

               The By-Laws provide that the Company shall indemnify each officer and director of the Company (and each officer and director of another entity who was serving at the request of the Company) who is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such action, suit or proceeding, to the fullest extend permitted by law. The By-Laws also provide that costs in defending any action, suit or proceeding referred to above may be paid by the Company in advance of the final disposition thereof under certain circumstances.

Item 7. Exemption from Registration Claimed

                Offers and sales of Common Stock pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended, by virtue of Sections 4(2) and/or 2(11) of such Act and Rule 504 promulgated by the Commission as a part of Regulation D.

Item 8. Exhibits

            *4(a)      SVB Financial Services Inc. 2001 Advisory Board Stock
                       Grant Plan
            *5         Opinion of Norris, McLaughlin & Marcus, P.A.
            *23(a)     Consent of Grant Thornton LLP
            23(b)      Consent of Norris, McLaughlin & Marcus, P.A. (included
                       in Exhibit 5)
            24         Power of Attorney (included on signature page)


----------------------------------------------------------------------
                   *Filed herewith

Item 9. Undertakings

        (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (iv) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Somerville, State of New Jersey on the th day of January, 2002.


                                   SVB FINANCIAL SERVICES, INC.


                                   By:  /s/ Robert P. Corcoran
                                        -------------------------------------
                                        Robert P. Corcoran
                                        President and Chief Executive Officer


                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Corcoran and Keith B. McCarthy, and either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


                Person                Capacity                      Date

/s/ John K. Kitchen               Chairman of the Board        January 18, 2002
---------------------------       and Director
John K. Kitchen

/s/ Robert P. Corcoran            Chief Executive Officer      January 18, 2002
---------------------------        and Director
Robert P. Corcoran

/s/ Keith B. McCarthy             Chief Operating Officer      January 18, 2002
---------------------------       and Treasurer
Keith B. McCarthy


/s/ Bernard Bernstein             Director                     January 18, 2002
---------------------------
Bernard Bernstein


                                  Director                     January   , 2002
---------------------------
Raymond L. Hughes


                                  Director                     January   , 2002
---------------------------
Willem Kooyker


                                  Director                     January   , 2002
---------------------------
Frank J. Orlando


                                  Director                     January   , 2002
---------------------------
Gilbert E. Pittenger


/s/ Frederick D. Quick            Director                     January 18, 2002
---------------------------
Frederick D. Quick


/s/ Anthony J. Santye, Jr.        Director                     January 18, 2002
---------------------------
Anthony J. Santye, Jr.


/s/ G. Robert Santye              Director                     January 18, 2002
---------------------------
G. Robert Santye


/s/ Donald Sciaretta              Director                     January 18, 2002
---------------------------
Donald Sciaretta


                                  Director                     January   , 2002
---------------------------
Herman C. Simonse


                                  Director                     January   , 2002
---------------------------
Donald R. Tourville